Exhibit 12.1

Station Casinos LLC

Computation of Ratio of Earnings to Fixed Charges

	Successor		Predecessors
	Station Casinos LLC		Station Casinos, Inc.						Green Valley Ranch Gaming, LLC
	Three Months Ended March 31, 2012	Period From June 17, 2011 Through December 31, 2011	Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Period From November 8, 2007 through December 31, 2007	Period From January 1, 2007 Through November 7, 2007	Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands)		(in thousands)

Consolidated pretax income (loss) from continuing operations	$8,920	$(20,138)	$3,249,550	$(587,438)	$(1,593,498)	$(3,649,845)	$(364,636)	$(72,991)	$626,364	$(91,640)	$(17,542)	$(23,194)	$25,403

Losses (earnings) of equity investees	545	(1,533)	(16,397)	(315,204)	(168,445)	(30,623)	1,132	10,744	—	—	—	—	—

Fixed charges (see below)	52,185	97,119	49,753	122,582	300,714	417,880	65,946	223,379	20,876	49,103	52,425	56,204	57,195

Distributed income from equity investees	546	794	1,118	2,419	1,897	2,598	414	12,943	—	—	—	—	—

Capitalized interest	(1,286)	(2,155)	(2,939)	(10,078)	(15,989)	(27,087)	(3,083)	(16,309)	—	—	—	—	—

Earnings	60,910	74,087	3,281,085	(787,719)	(1,475,321)	(3,287,077)	(300,227)	157,766	647,240	(42,537)	34,883	33,010	82,598

Interest expense (a)	49,620	92,299	43,294	104,582	276,591	379,313	61,276	197,370	20,582	48,644	51,916	55,032	56,104

Capitalized interest	1,286	2,155	2,939	10,078	15,989	27,087	3,083	16,309	—	—	—	—	—

Estimated interest within rental expense	1,279	2,665	3,520	7,922	8,134	11,480	1,587	9,700	294	459	509	1,172	1,091

Fixed Charges	52,185	97,119	49,753	122,582	300,714	417,880	65,946	223,379	20,876	49,103	52,425	56,204	57,195

Ratio of Earnings to Fixed Charges (c)	1.2		66.0						31.0				1.4

Excess of fixed charges over earnings (in thousands)	—	23,032	—	910,301	1,776,035	3,704,957	366,173	65,613	—	91,640	17,542	23,194	—

(a)             Interest expense includes amortization of debt discount and debt issuance costs.

(b)            Interest within rental expense is estimated to equal approximately one-third.

(c)             No ratio is shown for periods where earnings were inadequate to cover fixed charges